Exhibit h 1 a

ASSIGNMENT AND AMENDMENT
TO THE
AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT

This Assignment and Amendment to the Amended and Restated Fund Participation Agreement is made as of April 29, 2011, by and among MainStay VP Funds Trust (“Trust”), a Delaware statutory trust, MainStay VP Series Fund, Inc. (“Fund”), a Maryland corporation, New York Life Investment Management LLC (“Adviser”), a Delaware limited liability company and New York Life Insurance and Annuity Corporation, a life insurance Company organized under the laws of the State of Delaware (“Company”) (each a “Party” and collectively, “Parties”).

WHEREAS, pursuant to a certain Agreement and Plan of Reorganization dated as of April [  ], 2011, between the Fund and the Trust, the Fund has conveyed and transferred to the Trust certain assets and liabilities; and

WHEREAS, in connection with such conveyance of assets, the Fund and the Trust have agreed that the Fund shall transfer and assign to the Trust all rights, title and interests of the Fund in and to certain contracts to which the Fund is a party; and

WHEREAS, the Fund and the Trust have further agreed that the Trust shall expressly assume all of the obligations of the Fund arising under such contracts from and after the date of this Agreement; and

WHEREAS, the Parties, except the Trust, entered into a certain Amended and Restated Fund Participation Agreement, dated June 30, 2010 (“Participation Agreement”); and

WHEREAS, the Parties desire to assign the Participation Agreement to the Trust, as more specifically set forth below; and

WHEREAS, the Parties also desire to make certain amendments to the Participation Agreement, as more specifically set forth below.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party hereto, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Transfer and Assignment. The Fund hereby assigns all of its rights, title and interests under the Participation Agreement to the Trust.

2.
Assumption of Obligations. The Trust hereby assumes and agrees to observe and perform all of the obligations and duties of the Fund under the Participation Agreement from and after the date of this Assignment.

3.	Consent. The Adviser and the Company hereby consents and agrees to the foregoing assignment and the assumption of the Participation Agreement.

4.	Amendments. The Parties hereby agree to the following:

Exhibit h 1 a

a.	The first sentence of Section 2.6 of the Participation Agreement is hereby replaced in its entirety as follows:

The FUND represents that it is lawfully organized and validly existing under the laws of the State of Delaware and that it does and will comply in all material respects with the 1940 Act.

b.	The list of Designated Portfolios in Schedule A of the Participation Agreement is hereby amended by adding MainStay VP Flexible Bond Opportunities Portfolio – Initial and Service Class Shares.

5.
Counterparts.  This Assignment and Amendment may  be  executed  in  any  number  of counterparts,  each of which so executed  shall be deemed an original,  and all of  which,  when  taken  together,  shall  constitute  one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Amendment to be executed as of the day and year first above written.

Mainstay VP Funds Trust

/s/ Stephen P. Fisher
By:	Stephen P. Fisher
President

Mainstay VP Series Fund, Inc.

/s/ Stephen P. Fisher
By:	Stephen P. Fisher
President

New York Life Investment Management LLC

/s/ Stephen P. Fisher
By:	Stephen P. Fisher
Senior Managing Director

New York Life Insurance and Annuity Corporation

/s/ John R. Meyer
By:	John R. Meyer
Senior Vice President